EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
Atlas Financial Holdings, Inc.
Schaumburg, Illinois

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No. 333‑221828) and Form S‑8 (File No. 333‑192579) of Atlas Financial Holdings, Inc. of our report dated March 31, 2022, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on pages 39‑40 of this annual report on Form 10‑K for the year ended December 31, 2021.

/s/ BAKER TILLY US, LLP

Milwaukee, Wisconsin
March 31, 2022